Exhibit 1
The China Securities Regulatory Commission (the CSRC), the Shenzhen Stock Exchange (the Shenzhen Stock Exchange), the Securities and Futures Commission (the SFC), The Stock Exchange of Hong Kong Limited (the Hong Kong Stock Exchange) and the New York Stock Exchange (the NYSE) take no responsibility for the contents of this Announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement.
This Announcement does not constitute an invitation or offer to acquire, purchase or subscribe for securities. The possible offer described in this Announcement does not constitute a discloseable transaction for PetroChina Company Limited under the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

(a joint stock limited company incorporated	(a joint stock limited company incorporated
in the People’s Republic of China with limited liability)	in the People’s Republic of China with limited liability)
(H Share Stock Code: 0857)	(A Share Stock Code: 000618)
(ADS Stock Symbol: PTR)	(H Share Stock Code: 0368)
(ADS Stock Symbol: JCC)

Financial Adviser to PetroChina Company Limited	Financial Adviser to PetroChina Company Limited
in relation to the H Share Offer	in relation to the A Share Offer

Citigroup Global Markets Asia Limited	China Galaxy Securities Company Limited
ANNOUNCEMENT
POSSIBLE TAKEOVER OFFER OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
(1)	POSSIBLE VOLUNTARY CONDITIONAL OFFER BY PETROCHINA COMPANY LIMITED TO ACQUIRE ALL THE OUTSTANDING A SHARES OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED NOT ALREADY OWNED BY PETROCHINA COMPANY LIMITED AND PARTIES ACTING IN CONCERT WITH IT.

(2)	POSSIBLE VOLUNTARY CONDITIONAL OFFER BY CITIGROUP GLOBAL MARKETS ASIA LIMITED ON BEHALF OF PETROCHINA COMPANY LIMITED TO ACQUIRE ALL THE OUTSTANDING H SHARES, INCLUDING ALL THE OUTSTANDING H SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, OF JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED NOT ALREADY OWNED BY PETROCHINA COMPANY LIMITED AND PARTIES ACTING IN CONCERT WITH IT.
WARNING:
1.	As the making of the Offer is subject to the satisfaction or, if permissible, waiver of the Pre-Conditions, the Offer may or may not be made. In addition, the A Share Offer is subject to the H Share Offer becoming unconditional in all respects. Accordingly, shareholders of Jilin and investors generally should exercise caution when buying or selling the Jilin A Shares, the Jilin H Shares and the Jilin ADSs.

2.	The intention of the Offeror in making the Offer is to withdraw the listings of the Jilin A Shares, the Jilin H Shares and the Jilin ADSs from the Shenzhen Stock Exchange, the Hong Kong Stock Exchange and the NYSE, respectively.

3.	Upon the H Share Offer becoming unconditional in all respects, trading in the Jilin A Shares on the Shenzhen Stock Exchange will cease, given that the public float will not be in compliance with the provisions relating to the conditions of listing under the PRC Company Law and the PRC Securities Law.

4.	As the securities of Jilin are listed on the Shenzhen Stock Exchange, the Hong Kong Stock Exchange and the NYSE, the format of this Announcement may differ in certain respects from the offer announcements made in each of the markets, in order to comply with the applicable disclosure requirements of each market.

5.	This Announcement is issued in the Chinese language and the English language. In view of the different markets in which this Announcement will be issued, the wordings of the Chinese language version and the English language version of this Announcement may differ in certain respects. In the event of any discrepancies, the Chinese language version of this Announcement shall prevail for investors in A shares of Mainland China, and the English language version of this Announcement shall prevail for investors in H shares of Hong Kong and ADSs.
Capitalised terms used above shall have the meanings defined in this Announcement.
SUMMARY
(1)	Introduction

PetroChina Company Limited (the Offeror) announces (subject to the satisfaction or, if permissible, waiver of the pre-conditions described below (the Pre-Conditions)) that:
(i)	Citigroup Global Markets Asia Limited on behalf of the Offeror intends to make a voluntary conditional offer (the H Share Offer) to acquire all the outstanding overseas listed foreign invested shares of RMB1.00 each in the capital of Jilin Chemical Industrial Company Limited (Jilin) (the Jilin H Shares), including the Jilin H Shares represented by American Depositary Shares of Jilin (the Jilin ADSs) (each Jilin ADS representing 100 Jilin H Shares) not already owned by the Offeror and parties acting in concert with it; and

(ii)	subject to the H Share Offer becoming unconditional in all respects, the Offeror intends to make a voluntary conditional offer (the A Share Offer, and together with the H Share Offer, the Offer) in Mainland China to acquire all the outstanding domestic shares of RMB1.00 each in the capital of Jilin listed on the Shenzhen Stock Exchange (the Jilin A Shares) not already owned by the Offeror and parties acting in concert with it.
(2)	Consideration for the A Share Offer and the H Share Offer

The consideration offered in the A Share Offer will be RMB5.25 in cash for each Jilin A Share.

Holders of the Jilin H Shares (the Jilin H Shareholders) and holders of the Jilin H Shares represented by the Jilin ADSs (the Jilin ADS Holders) who accept the H share Offer will be entitled to the following consideration:
For each Jilin H Share: HK$2.80 in cash
For the Jilin H Shares underlying each Jilin ADS: HK$280.00 in cash
As a comparable offer will be made in respect of the A Shares of Jilin as described above, the Offeror is satisfied that the H Share Offer is made in compliance with Rule 14 and paragraph 1 of the General Principles of the Hong Kong Code on Takeovers and Mergers (the Takeovers Code).

(3)	No Increase of Consideration

The Offeror will not increase the consideration of the A Share Offer as set out above. Investors should be aware that, following the making of this statement in this Announcement, the Offeror will not be permitted to revise the consideration for the A Share Offer as set out above, save in wholly exceptional circumstances and as approved by the CSRC.

The Offeror will not increase the consideration for the H Share Offer as set out above. Investors should be aware that, following the making of this statement in this Announcement, the Offeror will not be permitted to revise the consideration for the H Share Offer as set out above, save in wholly exceptional circumstances and in compliance with Rule 18.3 of the Takeovers Code.

(4)	Pre-Conditions to the Making of the A Share Offer and the H Share Offer

The making of the A Share Offer and the H Share Offer is subject to the Pre-Conditions, namely, the receipt of:
(i)	requisite approvals of the CSRC of the Offer under the PRC Securities Law and the Administrative Measures on Acquisitions of Listed Companies issued by the CSRC (the Administrative Measures), and of the SFC in respect of the H Share Offer under the Takeovers Code;

(ii)	all regulatory relief or exemptions from the CSRC, the SFC and the United States Securities and Exchange Commission necessary for the Offer to be made in compliance with the regulatory regimes of Mainland China, Hong Kong and the United States; and

(iii)	all other requisite authorisations and approvals from other governmental entities on terms satisfactory to the Offeror (other than such authorisations and approvals that, if not obtained, would not have a material adverse effect on the business of Jilin or on the ability of the Offeror to proceed with or consummate the Offer).
The Offeror will issue an announcement if and when the Pre-Conditions in relation to the A Share Offer and the H Share Offer, respectively, have been satisfied. In relation to the H Share Offer, the Offeror and Jilin will then issue to the Jilin H Shareholders and the Jilin ADS Holders a document comprising the formal offer document and the circular of Jilin and the acceptance and transfer forms for the H Share Offer. The Offeror will issue a formal offer report () in accordance with the Administrative Measures in respect of the A Share Offer if and when the Pre-Conditions are satisfied.

(5)	Conditions of the A Share Offer and the H Share Offer

The A Share Offer is subject to the H Share Offer becoming unconditional in all respects.

The H Share Offer is subject to the following conditions:
(i)	the passing of a resolution approving the voluntary withdrawal of the listing of the Jilin H Shares from the Hong Kong Stock Exchange at a special general meeting of the shareholders of Jilin to be convened for this purpose by the Jilin H Shareholders, other than the Offeror and persons acting in concert with the Offeror, subject to:
(a)	approval by at least 75 per cent. of the votes attaching to the Jilin H Shares held by persons other than the Offeror and persons acting in concert with the Offeror (Disinterested Shares) that are cast either in person or by proxy; and

(b)	the number of votes cast against the resolution being not more than 10 per cent. of the votes attaching to all Disinterested Shares; and

(ii)	minimum valid acceptances of the H Share Offer in respect of not less than 66 2/3 per cent. in nominal value of the Jilin H Shares, including the Jilin H Shares represented by the Jilin ADSs, carrying voting rights then exercisable at a general meeting of the Jilin H Shareholders;
(together, the H Share Offer Conditions).

Given that the A Share Offer and the H Share Offer are not interconditional, the Offeror will apply to the Executive Director of the Corporate Finance Division of the SFC for a waiver from the requirements under Note 3 to Rule 14 of the Takeovers Code.

Following the satisfaction of the Pre-Conditions and the H Share Offer Conditions, the H Share Offer shall become unconditional in all respects and the listings of the Jilin H Shares and the Jilin ADSs on the Hong Kong Stock Exchange and the NYSE, respectively, shall be withdrawn. The condition of the A Share Offer will be satisfied once the H Share Offer becomes unconditional in all respects, and trading in the Jilin A Shares on the Shenzhen Stock Exchange will cease.

(6)	Jilin’s Board of Directors, Independent Board Committee and Independent Financial Advisers

In connection with the A Share Offer, the board of directors of Jilin (the Jilin Board) will make a recommendation to the Jilin A Shareholders as to whether or not to accept the A Share Offer by means of a report of the Jilin Board (the Jilin Board Report) (), in which the independent directors of Jilin will set out their separate opinion. At the same time, the Jilin Board will appoint an independent financial adviser to analyse the financial condition of Jilin and provide its expert opinion on, inter alia, whether the terms of the A Share Offer are fair and reasonable and the potential impact of the A Share Offer on Jilin. The Jilin Board Report, the opinions of the independent directors and the independent financial adviser of Jilin in respect of the A Share Offer will be published by way of an announcement.

In connection with the H Share Offer, an independent board committee of Jilin in respect of the H Share Offer (the Independent Board Committee) will be appointed to advise the Jilin H Shareholders. In addition, an independent financial adviser (the H Share Offer IFA) will also be appointed to advise the Independent Board Committee in respect of the H Share Offer. An announcement will be made by Jilin after it has appointed the H Share Offer IFA to advise the Independent Board Committee in relation to the H Share Offer.

(7)	Trading

Trading in each of the Jilin A Shares on the Shenzhen Stock Exchange, the Jilin H Shares on the Hong Kong Stock Exchange and the Jilin ADSs on the NYSE was suspended on 27 October 2005 at the request of Jilin. An application will be made to the Shenzhen Stock Exchange to resume dealings in the Jilin A Shares on 1 November 2005, and applications will be made to the Hong Kong Stock Exchange and the NYSE to resume dealings in the Jilin H Shares and the Jilin ADSs, respectively, with effect from the commencement of the trading day of the relevant stock exchange on 31 October 2005.
INTRODUCTION
On 28 October 2005, PetroChina Company Limited (the Offeror) held a meeting of the special committee of the board of directors of the Offeror, at which it was unanimously agreed that the Offeror shall make an offer to all the shareholders of Jilin Chemical Industrial Company Limited (Jilin) (including holders of domestically listed domestic shares (the Jilin A Shareholders) and holders of overseas listed foreign shares (the Jilin H Shareholders)), other than the Offeror and persons acting in concert with the Offeror, subject to the satisfaction or, if permissible, waiver of the pre-conditions (the Pre-Conditions) described below).

Accordingly, the Offeror announces, subject to the satisfaction or, if permissible, waiver of the Pre-Conditions, that:
(i)	Citigroup Global Markets Asia Limited (the Financial Adviser) on behalf of the Offeror intends to make a voluntary conditional offer (the H Share Offer) to acquire all the outstanding overseas listed foreign invested shares of RMB1.00 each in the capital of Jilin (the Jilin H Shares), including the Jilin H Shares represented by American Depositary Shares (the Jilin ADSs) (each Jilin ADS representing 100 Jilin H Shares) of Jilin not already owned by the Offeror and parties acting in concert with it; and

(ii)	subject to the H Share Offer becoming unconditional in all respects, the Offeror intends to make a voluntary conditional offer (the A Share Offer, and together with the H Share Offer, the Offer) in Mainland China to acquire all the outstanding domestic shares of RMB1.00 each in the capital of Jilin listed on the Shenzhen Stock Exchange (the Jilin A Shares, and together with the Jilin H Shares and the Jilin ADSs, the Jilin Shares) not already owned by the Offeror and parties acting in concert with it.
As the making of the Offer is subject to the satisfaction or, if permissible, waiver of the Pre-Conditions, all references to the Offer in this Announcement refer to the possible Offer which will only be made if and when such Pre-Conditions are satisfied (or, if permissible, waived).
THE OFFER
The A Share Offer will be made in compliance with the PRC Securities Law (adopted by the Standing Committee of the National People’s Congress and promulgated under the order of the President of the PRC) and the Administrative Measures on Acquisitions of Listed Companies administered by the CSRC (the Administrative Measures).
The H Share Offer will be made in compliance with the Hong Kong Code on Takeovers and Mergers (the Takeovers Code), which is administered by the Executive Director of the Corporate Finance Division (the Executive) of the SFC and the United States Securities Exchange Act of 1934, as amended (the Exchange Act), which is administered by the United States Securities and Exchange Commission (the SEC).
The Jilin A Shareholders who accept the A Share Offer will be entitled to the consideration as specified in “Information on the A Share Offer” below. The Jilin H Shareholders (including the holders of the Jilin ADSs) who accept the H Share Offer will be entitled to the consideration as specified in “Information on the H Share Offer” below.
INFORMATION ON THE A SHARE OFFER
(1)	Consideration for A Share Offer

The A Share Offer will be made on the following basis:

For each Jilin A Share	RMB5.25 in cash
Comparisons of Value

The cash consideration of RMB5.25 per Jilin A Share under the A Share Offer represents:
(i)	a premium of approximately 6.9 per cent. over the closing price of RMB4.91 per Jilin A Share, as quoted on the Shenzhen Stock Exchange on 26 October 2005, being the last trading day for the Jilin A Shares prior to the date of this Announcement;

(ii)	a premium of approximately 41.9 per cent. over the average closing price of RMB3.70 per Jilin A Share, being the average closing price of the Jilin A Shares as quoted on the Shenzhen Stock Exchange for the six months immediately prior to and including the last trading day prior to the date of this Announcement; and

(iii)	a premium of approximately 14.38 per cent. over the volume weighted average price of RMB4.59 per Jilin A Share, being the volume weighted average price of the Jilin A Shares as quoted on the Shenzhen Stock Exchange for the 30 trading days immediately prior to and including the last trading day prior to the date of this Announcement.

Highest and Lowest Prices

During the six-month period preceding the date of this Announcement, the highest closing price of the Jilin A Shares as quoted on the Shenzhen Stock Exchange was RMB5.06 each, and the lowest closing price of the Jilin A Shares as quoted on the Shenzhen Stock Exchange was RMB2.41 each.

Consideration for the Jilin A Shares

On the basis of the cash consideration of RMB5.25 per Jilin A Share under the A Share Offer, the entire share capital of the Jilin A Shares is valued at approximately RMB1,050 million.

(2)	No Increase in the Consideration for the A Share Offer

The Offeror will not increase the consideration of the A Share Offer as set out above. Investors should be aware that, following the making of this statement in this Announcement, the Offeror will not be permitted to revise the consideration for the A Share Offer as set out above, save in wholly exceptional circumstances and as approved by the CSRC.

(3)	Financial Resources Available for the A Share Offer

The Offeror requires RMB1,050 million (the A Share Full Acceptance Amount) to meet full acceptance of the A Share Offer. The Offeror has placed RMB210 million (being the amount equal to 20 per cent. of the A Share Full Acceptance Amount) in a bank account designated by the Shenzhen branch of China Securities Depository and Clearing Corporation Limited, as security for the A Share Offer. According to deposit receipts issued by Industrial and Commercial Bank of China dated 28 October 2005, the Offeror has placed RMB4,000 million (being an amount not less than 80 per cent. of the A Share Full Acceptance Amount) with Industrial and Commercial Bank of China, Beijing branch. The Offeror undertakes that, of the RMB4,000 million referred to above, RMB840 million (being the amount equal to 80 per cent. of the A Share Full Acceptance Amount) shall be used for the purpose of the A Share Offer, and guarantees that such amount shall not be subject to any third party claim.
INFORMATION ON THE H SHARE OFFER
(1)	Consideration for H Share Offer

The H Share Offer will be made by the Financial Adviser, on behalf of the Offeror, on the following basis:

For each Jilin H Share	HK$2.80 in cash

For the Jilin H Shares underlying each Jilin ADS	HK$280.00 in cash
As a comparable offer will be made in respect of the Jilin A Shares as described above, the Offeror is satisfied that the H Share Offer is made in compliance with Rule 14 and paragraph 1 of the General Principles of the Takeovers Code.

Comparisons of Value

The cash consideration of HK$2.80 per Jilin H Share under the H Share Offer represents:
(i)	a premium of approximately 15.5 per cent. over the closing price of HK$2.425 per Jilin H Share, as quoted on the Hong Kong Stock Exchange on 26 October 2005, being the last trading day for the Jilin H Shares prior to the date of this Announcement; and

(ii)	a premium of approximately 41.4 per cent. over the average closing price of HK$1.98 per Jilin H Share, being the average closing price of the Jilin H Shares as quoted on the Hong Kong Stock Exchange for the six months immediately prior to and including the last trading day prior to the date of this Announcement.

The cash consideration of HK$280.00 per Jilin ADS under the H Share Offer represents:
(i)	a premium of approximately 13.5 per cent. over the closing price of HK$246.71 per Jilin ADS, as quoted on the NYSE on 26 October 2005, being the last trading day for the Jilin ADSs prior to the date of this Announcement; and

(ii)	a premium of approximately 40.9 per cent. over the average closing price of HK$198.75 per Jilin ADS, being the average closing price of the Jilin ADSs as quoted on the NYSE for the six months immediately prior to and including the last trading day prior to the date of this Announcement.
Highest and Lowest Prices

During the six-month period preceding the date of this Announcement, the highest closing price of the Jilin H Shares as quoted on the Hong Kong Stock Exchange was HK$2.65 each, and the lowest closing price of the Jilin H Shares as quoted on the Hong Kong Stock Exchange was HK$1.42 each.

During the six-month period preceding the date of this Announcement, the highest closing price of the Jilin ADSs as quoted on the NYSE was HK$262.55 each, and the lowest closing price of the Jilin ADSs as quoted on the NYSE was HK$139.00 each.

Consideration for the Jilin H Shares

On the basis of the cash consideration of HK$2.80 per Jilin H Share (or HK$280.00 per Jilin ADS) under the H Share Offer, the entire share capital of the Jilin H Shares, including the Jilin H Shares represented by the Jilin ADSs, is valued at approximately HK$2,701 million.

(2)	No Increase in the Consideration for the H Share Offer

The Offeror will not increase the consideration for the H Share Offer as set out above. Investors should be aware that, following the making of this statement in this Announcement, the Offeror will not be permitted to revise the consideration for the H Share Offer as set out above, save in wholly exceptional circumstances and in compliance with Rule 18.3 of the Takeovers Code.

(3)	Financial Resources Available for the H Share Offer

The Financial Adviser is satisfied that sufficient financial resources are available to the Offeror to meet full acceptance of the H Share Offer.

(4)	Settlement of Consideration for H Shares

Settlement of the consideration for the H Share Offer will be made within ten days of the later of the date on which the Offer becomes (or is declared) unconditional in all respects and the date on which the Jilin H Shares, including the Jilin H Shares underlying the Jilin ADSs, are tendered for acceptance of the H Share Offer.
NO RIGHT OF COMPULSORY ACQUISITION
The Offeror has no rights under the laws of the PRC and the Articles of Association of Jilin to compulsorily acquire the Jilin A Shares and the Jilin H Shares, including the Jilin H Shares underlying the Jilin ADSs, that are not tendered for acceptance pursuant to the A Share Offer or the H Share Offer (as applicable). Accordingly, the Jilin A Shareholders, the Jilin H Shareholders and the Jilin ADS Holders are reminded that if they do not accept the A Share Offer or the H Share Offer (as applicable) and the A Share Offer or the H Share Offer (as applicable) subsequently becomes unconditional in all respects, and the Jilin A Shares, the Jilin H Shares and the Jilin ADSs are delisted from the Shenzhen Stock Exchange, the Hong Kong Stock Exchange and the NYSE respectively, this will result in such Jilin A Shareholders, Jilin H Shareholders and Jilin ADS Holders holding securities that are not listed or quoted on a stock exchange.
The Offeror will apply to the Executive for a waiver from the requirements under Rule 2.2(c) of the Takeovers Code.

COMPARISON OF THE CONSIDERATIONS UNDER THE A SHARE OFFER AND THE H SHARE OFFER
The cash consideration under the A Share Offer is RMB5.25 per Jilin A Share, whereas the cash consideration under the H Share Offer is HK$2.80 per Jilin H Share and HK$280.00 per Jilin ADS.
PRE-CONDITIONS AND OFFER CONDITIONS TO THE OFFER
(1)	Pre-Conditions to the Offer

The making of the A Share Offer and the H Share Offer is subject to the Pre-Conditions, namely, the receipt of:
(i)	the requisite approvals of the CSRC of the Offer under the PRC Securities Law and the Administrative Measures and of the SFC in respect of the H Share Offer under the Takeovers Code;

(ii)	all regulatory relief or exemptions from the CSRC, the SFC and the SEC necessary for the Offer to be made in compliance with the regulatory regimes of Mainland China, Hong Kong and the United States; and

(iii)	all other requisite authorisations and approvals from other governmental entities on terms satisfactory to the Offeror (other than such authorisations and approvals that, if not obtained, would not have a material and adverse effect on the business of Jilin or on the ability of the Offeror to proceed with or consummate the Offer).
(2)	Condition of the A Share Offer

The A Share Offer is subject to the H Share Offer becoming unconditional in all respects.

(3)	Conditions of the H Share Offer

The H Share Offer is subject to the following conditions:
(i)	the passing of a resolution approving the voluntary withdrawal of the listing of the Jilin H Shares from the Hong Kong Stock Exchange at a special general meeting of the shareholders of Jilin (the SGM) to be convened for this purpose by the Jilin H Shareholders, other than the Offeror and persons acting in concert with the Offeror, subject to:
(a)	approval by at least 75 per cent. of the votes attaching to the Jilin H Shares held by persons other than the Offeror and persons acting in concert with the Offeror (Disinterested Shares) that are cast either in person or by proxy; and

(b)	the number of votes cast against the resolution being not more than 10 per cent. of the votes attaching to all Disinterested Shares; and
(ii)	minimum valid acceptances of the H Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the date which is 50 days after the despatch of the document comprising the formal offer document and the circular of Jilin (the Composite Document for the H Share Offer) (the First Closing Date) (or such later time(s) and/or date(s) as the Offeror may, subject to the rules of the Takeovers Code and the Exchange Act, decide) in respect of not less than 66 2/3 per cent. in nominal value of the Jilin H Shares, including the Jilin H Shares represented by the Jilin ADSs, carrying voting rights then exercisable at a general meeting of the Jilin H Shareholders,
(together, the H Share Offer Conditions, and together with the condition relating to the A Share Offer described in (2) above, the Offer Conditions).

Given that the A Share Offer and the H Share Offer are not interconditional, the Offeror will apply to the Executive for a waiver from the requirements under Note 3 to Rule 14 of the Takeovers Code.

Following the satisfaction of the Pre-Conditions and the conditions of the H Share Offer, the H Share Offer shall become unconditional in all respects and the listings of the Jilin H Shares and the Jilin ADSs on the Hong Kong Stock Exchange and the NYSE, respectively, shall be withdrawn. The condition of the A Share Offer will be satisfied once the H Share Offer becomes unconditional in all respects, and trading in the Jilin A Shares on the Shenzhen Stock Exchange will cease.

(4)	Waiver of the Pre-Conditions and the Offer Conditions

The Offeror may, with the consent of the regulatory authorities, waive the Pre-Conditions and the Offer Conditions in whole or in part. The Offeror currently has no intention to waive any of the Pre-Conditions or the Offer Conditions.
INFORMATION DISCLOSURE — FURTHER ANNOUNCEMENT
If the Pre-Conditions are satisfied (or, if permissible, waived) on or before 31 December 2005 or such later date as the Offeror, with the consent of the Executive and as the CSRC may agree (the First Long Stop Date), the Offeror will issue a press announcement as soon as practicable thereafter (the Further Announcement), and will issue a formal offer report () in Mainland China.
IF THE PRE-CONDITIONS ARE NOT SATISFIED BY THE FIRST LONG STOP DATE, THE OFFER WILL NOT BE MADE (UNLESS THE OFFEROR WAIVES THE PRE-CONDITIONS OR EXTENDS THE FIRST LONG STOP DATE, IN EACH CASE WITH THE CONSENT OF THE REGULATORY AUTHORITIES) AND HOLDERS OF THE JILIN SHARES WILL BE NOTIFIED IN ACCORDANCE WITH THE APPLICABLE LAWS, REGULATIONS AND RULES IN HONG KONG, MAINLAND CHINA AND THE U.S. AS SOON AS PRACTICABLE THEREAFTER.
PURPOSE OF THE OFFER
The Offeror believes that the acquisition of the shares of Jilin’s minority shareholders is beneficial for the Offeror’s shareholders. There are a number of operational, financial and organisational benefits which Offeror expects to accrue from the Offer:
(i)	Streamlined Group Structure: The Offeror has committed to streamline its corporate structure and this is the first step in achieving this important objective. The Offer will further enhance the Offeror group’s corporate transparency and improve corporate efficiency and reduce the number of connected transactions.

(ii)	Procurement/Product Distribution Efficiency: The Offeror supplies approximately 70% of Jilin’s crude oil requirements and buys approximately the same percentage of refined products from Jilin. Consequently, the acquisition of Jilin by the Offeror will ensure maximum efficiencies in both the sourcing of crude oil and other raw materials for Jilin and the sale of Jilin’s refined products as the entire process can be fully integrated and optimised in the context of the Offeror’s group-wide procurement and sales process.

(iii)	Management Efficiency: The successful completion of the Offer will simplify the ownership and management structure of the operations at Jilin where currently the ownership of specific assets and the management of these assets is split between different entities under the overall umbrella of Jilin. This is expected to lead to organisational and management improvements.

(iv)	Business Integration: The complete integration of Jilin’s business and operations into the Offeror is expected to deliver cost savings and help Jilin better leverage on the Offeror’s integrated upstream, midstream and downstream operations. The successful completion of Offer will result in the rationalisation of management and corporate functions and the removal of the processes and costs associated with Jilin’s current legal status. The Offeror will also be able to include Jilin in its overall domestic product optimisation plans leading to increased operational efficiencies.

(v)	Capital Allocation: Consolidating the operations of Jilin within the Group enables the Offeror to extract full benefit across Jilin’s value chain and enables Offeror to plan group-wide upgrade capital expenditure on a more efficient basis to optimise capital allocation across the Offeror’s whole asset base rather than on a plant by plant basis.

INFORMATION ON THE OFFEROR

Name of Offeror:	PetroChina Company Limited

Place of business:	Beijing, PRC

Registered capital:	RMB175,824,176,000

Business licence number:	1000001003252

Contact address:	World Tower, 16 Andelu, Dongcheng District, Beijing, PRC

Contact person:	Wang Zheng

Contact person’s telephone number:	(86) (10) 8488 6148
The Offeror was established as a joint stock company with limited liability under the PRC Company Law on 5 November 1999 as part of the restructuring of China National Petroleum Corporation (CNPC), the ultimate controlling shareholder of the Offeror. In the restructuring, CNPC injected into the Offeror most of the assets and liabilities of CNPC relating to its exploration and production, refining and marketing, chemicals and natural gas businesses. The registered capital of the Offeror upon completion of an issue of new H shares on 15 September 2005 is RMB179,020,977,818 (pending registration procedures) and CNPC holds approximately 88.21% shares of the enlarged total registered capital of the Offeror and the Offeror’s H shareholders hold approximately 11.79% shares of the enlarged total registered capital of the Offeror.
The Offeror is one of the largest companies in the PRC in terms of sales and is engaged in a broad range of petroleum and natural gas-related activities, including:
(i)	the exploration, development, production and sale of crude oil and natural gas;

(ii)	the refining, transportation, storage and marketing of crude oil and petroleum products;

(iii)	the production and sale of basic petrochemical products, derivative petrochemical products and other chemical products; and

(iv)	the transmission of natural gas, crude oil and refined products, and the sale of natural gas.
The Offeror’s ADSs and the Offeror’s H shares first commenced trading on the NYSE and the Hong Kong Stock Exchange on 6 April 2000 and 7 April 2000, respectively.
The Offeror is not a party to any agreements or arrangements under which it may or may not invoke or seek to invoke a pre-condition or a condition of its Offer, as referred to in Rule 3.5(g) of the Takeovers Code.
Further information in relation to the Offeror and the timetable of the H Share Offer (including the timetable for the delisting of Jilin) will be contained in the Composite Document for the H Share Offer.

INFORMATION ON JILIN

Name of listed company:	Jilin Chemical Industrial Company Limited

Listing locations:	Shenzhen Stock Exchange

Hong Kong Stock Exchange

NYSE

A Share Stock Code:	000618

H Share Stock Code:	0368

ADS Stock Symbol:	JCC

Share capital structure of Jilin:

			Percentage of
		Number of	total issued
Type of share	Shareholder	shares	share capital

Legal person shares	Offeror	2,396,300,000	67.3%

Jilin A Shares	Jilin A Shareholders	200,000,000	5.6%

Jilin H Shares (including Jilin ADSs)	Jilin H Shareholders	964,778,000	27.1%

Total		3,561,078,000	100.0%
Jilin, together with its subsidiaries, is one of the largest producers of basic chemicals and chemical raw materials, and one of the largest integrated chemical enterprises in the PRC. The Jilin ADSs, the Jilin H shares and the Jilin A Shares and listed on the NYSE, the Hong Kong Stock Exchange and the Shenzhen Stock Exchange, respectively.
Other than the Jilin ADSs, the Jilin H Shares, the Jilin A Shares and unlisted state-owned legal person shares of Jilin, Jilin does not have any other outstanding equity securities (including equity related convertible securities, or warrants, options or subscription rights in respect of any equity share capital (including non-transferable options)). Jilin has no convertible securities, options, derivatives or warrants outstanding and has not entered into any agreement for the issue of any convertible securities, options, warrants or derivatives of Jilin.
Further information in relation to Jilin will be included in the Composite Document for the H Share Offer.
FURTHER TERMS OF THE OFFER
(1)	The Jilin Shares

The Jilin A Shares, the Jilin H Shares and the Jilin ADSs will be acquired by the Offeror free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of this Announcement.

(2)	Hong Kong Stamp Duty

Hong Kong stamp duty at a rate of HK$1.00 for every HK$l,000 (or part of HK$l,000) of the consideration payable will be deducted from the amount payable to the Jilin H Shareholders, including the Jilin ADS Holders, who accept the H Share Offer.
GENERAL MATTERS RELATING TO THE OFFER
(1)	Jilin’s Board of Directors, Independent Board Committee and Independent Financial Advisers

In connection with the A Share Offer, the board of directors of Jilin (the Jilin Board) will make a recommendation to the Jilin A Shareholders as to whether or not to accept the A Share Offer by means of a report of the Jilin Board (the Jilin Board Report) (), in which the independent directors of Jilin will set out their separate opinion. At the same time, the Jilin Board will appoint an independent financial adviser to analyse the financial condition of Jilin and provide its expert opinion on, inter alia, whether the terms of the A Share Offer are fair and reasonable and the potential impact of the A Share Offer on Jilin. The Jilin Board Report, the opinions of the independent directors and the independent financial adviser of Jilin in respect of the A Share Offer will be published by way of an announcement.
In connection with the H Share Offer, an independent board committee of Jilin (the Independent Board Committee) will be appointed to advise the Jilin H Shareholders. In addition, an independent financial advisers (the H Share Offer IFA) will also be appointed to advise the Independent Board Committee in respect of the H Share Offer. An announcement will be made by Jilin after it has appointed the H Share Offer IFA to advise the Independent Board Committee in relation to the H Share Offer.

(2)	Composite Document for the H Share Offer

The Composite Document for the H Share Offer setting out a detailed description of the H Share Offer, information regarding the Offeror and Jilin, the opinion of the H Share Offer IFA in respect of the H Share Offer, the recommendation of the Independent Board Committee, notice of the SGM and the acceptance and transfer forms, should be despatched to the Jilin H Shareholders and the Jilin ADS Holders within 21 days after the date of this Announcement in accordance with Rule 8.2 of the Takeovers Code.

The Offeror will apply to the Executive, pursuant to Note 2 to Rule 8.2 of the Takeovers Code, for the Executive’s consent to the making of the Offer subject to the prior fulfilment of the Pre-Conditions, and that the Composite Document for the H Share Offer should be despatched within 7 days after the Pre-Conditions are satisfied.

(3)	Availability of the Composite Document for the H Share Offer

The Composite Document for the H Share Offer (including the detailed particulars giving financial and other information in relation to the Offeror and Jilin), together with the acceptance and transfer forms, will be made available to the Jilin H Shareholders as soon as practicable.

The availability of the Offer to persons not resident in Hong Kong and Mainland China may be affected by the laws of the relevant jurisdictions. Persons who are not resident in Hong Kong and Mainland China should inform themselves about and observe any applicable requirements in their own jurisdictions.

The arrangements for overseas Jilin H Shareholders to collect the Composite Document for the H Share Offer will be set out in the Further Announcement.

(4)	Completion of the H Share Offer

If the H Share Offer Conditions are not satisfied (or, if permissible, waived) on or before the First Closing Date, the H Share Offer will lapse unless extended by the Offeror. In that case, the Offeror will issue an announcement in accordance with the applicable laws, regulations and rules in Mainland China, Hong Kong and the U.S. as soon as practicable thereafter. The latest time and date at which the Offeror can declare the H Share Offer unconditional is 7:00 p.m. on the 60th day after the date of the posting of the Composite Document for the H Share Offer (or such later date as the Executive may consent to) (the Second Long Stop Date).

If the H Share Offer Conditions are satisfied (or, if permissible, waived) on or before the Second Long Stop Date, the Jilin H Shareholders will be notified by an announcement in accordance with the applicable laws, regulations and rules in Mainland China, Hong Kong and the U.S. as soon as practicable thereafter.

(5)	Interests in the Jilin Shares

As at 26 October 2005, the Offeror and parties acting in concert with the Offeror under the Takeovers Code had a legal and beneficial interest in 2,396,300,000 state-owned shares in Jilin (representing approximately 67.3 per cent. in Jilin’s share capital), and the Financial Adviser had legal or beneficial interest in 727,900 Jilin H Shares (representing approximately 0.08 per cent. in Jilin’s H share capital).

The Offeror and parties who act in concert with the Offeror under the Takeovers Code will not be entitled to vote at the SGM.

The aggregate shareholding percentages of the Offeror and parties who act in concert with the Offeror under the Takeovers Code in Jilin, and their dealings for value in the Jilin Shares (if any), during the six-month period up to and including the date of this Announcement will be disclosed in the Composite Document for the H Share Offer.

(6)	Discussions with Shareholders and Other Persons

The making of the Offer was approved by a meeting of the special committee of the board of directors of the Offeror held on 28 October 2005. This Announcement is the first announcement by the Offeror relating to the Offer and the Offeror first approached the Jilin Board regarding the Offer on 27 October 2005.

The Offeror believes that it is not subject to the restrictions contained in Rule 31.1 of the Takeovers Code as it had not issued any announcement stating that it did not intend to make an offer for Jilin, and no approach had been made by the Offeror to Jilin or the Jilin Board prior to 27 October 2005.

(7)	Information on Other Offers of the Offeror in Mainland China

The Offeror announces that it also proposes to make two separate general offers in Mainland China under the Administrative Measures to acquire all domestically listed domestic shares of Jinzhou Petrochemical Company Limited () and Liaohe Jinma Oilfield Company Limited (). None of the issued securities of these companies are listed on the Hong Kong Stock Exchange or the NYSE.

(8)	Parties Involved in the Offer

Financial adviser to the Offeror in relation to the H Share Offer:	Citigroup Global Markets Asia Limited

Address:	50/F Citibank Tower, Citibank Plaza,
3 Garden Road, Central, Hong Kong

Contact persons:	Francis Leung/David Putnam

Telephone number:	(852) 2501 0000

Financial adviser to the Offeror in relation to the A Share Offer:	China Galaxy Securities Company Limited

Address:	Tower C, Corporate Square,
25 Finance Street, Beijing 100032, PRC

Contact persons:	Zhu Jie/Wang Dayong

Telephone number:	(86) (10) 6656 8888

Legal counsel to the Offeror in relation to the H Share Offer:	Freshfields Bruckhaus Deringer

Address:	11th Floor, Two Exchange Square,
Central, Hong Kong

Contact persons:	Teresa Ko/Christopher Wong

Telephone number:	(852) 2846 3400

Legal counsel to the Offeror in relation to the A Share Offer:	King & Wood PRC Lawyers

Address:	31st Floor, Tower A, Jianwai SOHO,
39 Dongsanhuan Zhonglu,
Chaoyang District, Beijing 100022, PRC

Contact person:	Zhou Ning

Telephone number:	(86) (10) 5878 5588
IMPORTANT NOTICE TO U.S. INVESTORS
With regard to the U.S. investors, the H Share Offer and the A Share Offer are being made for the securities of a foreign company. At this time, the Offeror has not determined the extent to which U.S. federal securities laws will apply to the H Share Offer or the A Share Offer. If the Offeror determines that the H Share Offer or the A Share Offer qualifies as a Tier I offer within the meaning of Rules 14d-1(c) or 13e-4(h)(8) under the Exchange Act, respectively, such offer will be exempt from many of the requirements of U.S. federal securities laws and, among other things, will only be subject to the disclosure requirements of a foreign country, which may be different from those of the U.S.. In addition, if the H Share Offer or the A Share Offer qualifies as a Tier I offer within the meaning of Rules 14d-1(c) or 13e-4(h)(8) under the Exchange Act, respectively, it may be difficult for U.S. investors to enforce their rights and any claim they may have arising under the federal securities laws of the U.S. in respect of such offer, since the Offeror is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. U.S. investors may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
This Announcement does not constitute an offer to sell, nor a solicitation of an offer to purchase, any securities in the U.S.. If the H Share Offer or the A Share Offer does not qualify as a Tier I offer within the meaning of Rules 14d-1(c) or 13e-4(h)(8) under the Exchange Act, respectively, the Offeror will file a tender offer statement on Schedule TO with the SEC in respect of such offer. In addition, if the Offeror files a Schedule TO, a related solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Jilin. Investors should read any such Schedule TO, Schedule 14D-9 and any other documents relating to the Offer carefully if and when any such documents are filed with the SEC because they will contain important information. If and when filed with the SEC, any such Schedule TO, Schedule 14D-9 and any related documents will be available free of charge at the SEC’s web site, at www.sec.gov. In addition, all such documents will be made available to investors in the U.S. free of charge by writing to Zhang Liyan at No. 9 Longtan Street, Longtan District, Jilin City, Jilin Province, the PRC.

TRADING
Trading in each of the Jilin A Shares on the Shenzhen Stock Exchange, the Jilin H Shares on the Hong Kong Stock Exchange and the Jilin ADSs on the NYSE was suspended on 27 October 2005 at the request of Jilin. An application will be made to the Shenzhen Stock Exchange to resume dealings in the Jilin A Shares on 1 November 2005 and applications will be made to the Hong Kong Stock Exchange and the NYSE to resume dealings in the Jilin H Shares and the Jilin ADSs, respectively, with effect from the commencement of the trading day of the relevant stock exchanges on 31 October 2005.

PetroChina Company Limited	Jilin Chemical Industrial Company Limited
Li Huaiqi	Zhang Liyan
Secretary to the Board	Secretary to the Board
Beijing, the PRC
28 October 2005
As at the date of this Announcement, the Chairman of the Offeror is Mr Chen Geng; the Vice Chairman of the Offeror are Messrs Jiang Jiemin and Ren Chuanjun; the Executive Directors of the Offeror are Messrs Su Shulin, Duan Wende and Wang Fucheng; the Non-executive Directors of the Offeror are Messrs Zheng Hu, Zhou Jiping, Gong Huazhang and Zou Haifeng; and the Independent Non-executive Directors of the Offeror are Messrs Chee-Chen Tung, Liu Hongru and Franco Bernabè. The directors of the Offeror (except for Mr Franco Bernabè, an Independent Non-executive Director of the Offeror who cannot be contacted for confirmation) jointly and severally accept full responsibility for the accuracy of the information (other than in respect of Jilin) in this Announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this Announcement have been arrived at after due and careful consideration and there are no other facts not contained in this Announcement the omission of which would make any of their statements in this Announcement misleading.
As at the date of this Announcement, the Executive Directors of Jilin are Messrs Yu Li, Zhang Xingfu and Li Chongjie; the Non-executive Directors of Jilin are Messrs Yang Dongyan, Xiang Ze, Ni Muhua and Jiang Jixiang; and the Independent Non-executive Directors of Jilin are Messrs Wang Peirong, Lu Yanfeng, Zhou Henglong and Fanny Li. The directors of Jilin jointly and severally accept full responsibility for the accuracy of the information relating to Jilin in this Announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this Announcement have been arrived at after due and care consideration and there are no other facts not contained in this Announcement the omission of which would make any of their statements in this Announcement misleading.
Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 of the Takeovers Code and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than HK$1 million. This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved. Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.
Solely for your convenience, the translation of U.S. dollars into Hong Kong dollars in this Announcement is at the exchange rate of US$1.00 to HK$7.80.